Exhibit 10.6

NONCOMPETITION AGREEMENT

This Noncompetition Agreement (this “Noncompetition Agreement”) is entered into on December 17, 2004, among Star Gas Partners, L.P., a Delaware limited partnership, Star Gas LLC, a Delaware limited liability company (collectively, the “Sellers”), and Inergy Propane, LLC, a Delaware limited liability company (“Buyer”).

On November 18, 2004, Buyer, the Sellers and Inergy, L.P. entered into an Interest Purchase Agreement (the “Interest Purchase Agreement”) pursuant to which Buyer is purchasing all of the propane business and certain other related businesses of the Sellers. Section 4.4 of the Interest Purchase Agreement contemplates and requires the execution and delivery of this Noncompetition Agreement as a condition to the consummation of the transactions under the Interest Purchase Agreement.

In consideration of the amounts paid by Buyer to the Sellers pursuant to the Interest Purchase Agreement, the parties hereby agree as follows:

1. Covenant Not to Compete.

(a) The Sellers hereby acknowledge and recognize the highly competitive nature of the Business (as defined in the Interest Purchase Agreement) being acquired by Buyer pursuant to the Interest Purchase Agreement, including the intellectual property, trade secrets and confidential information of the Business being acquired. Accordingly, except as provided in Sections 1(b) and 1(c), the Sellers hereby agree that they (and their subsidiaries) will not, directly or indirectly, during the period commencing on the date of this Agreement and ending on the fifth anniversary of such date (the “Noncompetition Period”), own, manage, operate, control or participate in the ownership, management, operation or control of, or have any interest, financial or otherwise, in or act as a partner, manager, member, principal, agent, representative, consultant or independent contractor of, or licensor to, or in any way assist, any Person (as defined in the Interest Purchase Agreement) in the conduct of any Competitive Business now or at any time during the Noncompetition Period in either (i) any of the Prohibited States (as defined below) or (ii) the business locations in which the Business was conducted on the date of this Agreement or within 50 miles of any of such locations. In addition, the Sellers will not, directly or indirectly, during the Noncompetition Period use or license in connection with any Competitive Business activities any name, trade name or trademark that was previously used in connection with the Business or that is similar to those previously used in connection with the Business in either (A) any of the Prohibited States or (B) the business locations in which the Business was conducted on the date of this Agreement or within 50 miles of any of such locations. “Competitive Business” means the business of marketing, distributing, storing, transporting and selling propane gas on a retail or wholesale basis. “Prohibited States” means each of the following states: Florida, Indiana, Maine, Massachusetts, Michigan, Minnesota and Ohio.

(b) Notwithstanding anything in Section 1(a) to the contrary, the Sellers may own up to 5% of the outstanding equity securities in any Person that is listed upon a national stock exchange or actively traded in the over-the-counter market.

(c) Notwithstanding anything in Section 1(a) to the contrary, the Sellers may (i) continue to own and operate the Retained Propane Assets (as defined in the Interest Purchase Agreement) at the locations and substantially as operated as of the date hereof and continue to use any name, trade name, or trademark used in connection therewith on the date of this Agreement, and (ii) expand their involvement in the Competitive Business pursuant to any Seller (or any subsidiary thereof) acquiring, directly or indirectly, a third party (or its assets or operations) already engaged in the Competitive Business prior to such acquisition, so long as the gross revenues of such acquired third party for the most-recently completed fiscal year prior to such acquisition and during the current fiscal year generated by such acquired third party from Competitive Business activities is less than 10% of the total gross revenues of such acquired third party for such period.

2. Potential Unenforceability of Section 1. Although the Sellers and Buyer consider the restrictions contained in Section 1 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in Section 1 is an unreasonable or otherwise unenforceable restriction against the Sellers, neither this Noncompetition Agreement nor the provisions of Section 1 will be rendered void, but will be deemed amended as to such restriction as such court may judicially determine or indicate to be reasonable or, if such court does not so determine or indicate, to the maximum extent that any pertinent statute or judicial decision may indicate to be a reasonable restriction under the circumstances.

3. Specific Performance. Recognizing that irreparable damage will result to Buyer in the event of the breach or threatened breach of any of the foregoing covenants and assurances by the Sellers contained in Section 1, and that Buyer’s remedies at law for any such breach or threatened breach will be inadequate, Buyer and its successors and permitted assigns, in addition to such other remedies that may be available to them, are entitled to, and the Sellers agree not to oppose Buyer’s request for, an injunction, including a mandatory injunction, to be issued by any court of competent jurisdiction ordering compliance with this Noncompetition Agreement or enjoining and restraining the Sellers, and each and every Person acting in concert or participation with the Sellers, from the continuation of such breach and, in addition thereto, the Sellers will pay to Buyer all ascertainable damages, including costs and reasonable attorneys’ fees as provided in Section 10. Buyer is not required to obtain a bond in an amount greater than $1,000. The covenants and obligations of the Sellers set forth in Section 1 are in addition to and not in lieu of or exclusive of any other obligations and duties of the Sellers to Buyer, whether express or implied in fact or in law.

4. Entire Agreement; Modification. This Noncompetition Agreement, along with the Interest Purchase Agreement, embodies the entire agreement between the parties with respect to the subject matter hereof. This Noncompetition Agreement may not be amended or modified except by a writing signed by an authorized representative of the party against whom enforcement of the change is sought. No waiver of the performance or breach of, or default under, any condition or obligation of this Noncompetition Agreement will be deemed to be a waiver of any other performance, or breach of, or default under the same or any other condition or obligation of this Noncompetition Agreement.

5. Waiver of Breach. The waiver by any party, or the failure by either party to claim a breach (or give notice with respect thereto), of any provision of this Noncompetition Agreement will not be, or be deemed to be, a waiver of any subsequent breach, or deemed to affect in any way the effectiveness, of such provision.

6. Parties in Interest and Assignment.

(a) This Agreement is binding upon and is for the benefit of the parties and their respective successors and permitted assigns. Except as expressly provided in this Agreement, nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties or their respective successors and permitted assigns any rights, remedies or obligations or liabilities under or by reason of this Agreement.

(b) Except as provided in Section 6(c), neither this Agreement nor any of the rights, duties or obligations of any party may be transferred or assigned to any Person except by a written agreement executed by all of the parties.

(c) Notwithstanding Section 6(b), Buyer may transfer and assign all or any portion of its rights under this Agreement to an Affiliate (as defined in the Interest Purchase Agreement) of Buyer or in connection with any merger, consolidation or conversion of Buyer or any sale of all or a significant portion of the assets associated with the Business.

7. Execution in Multiple Originals. This Noncompetition Agreement may be executed in multiple originals, each of which is deemed an original but all of which together constitute but one and the same instrument.

8. Notice. Any notice, request, consent or communication under this Noncompetition Agreement will be effective only if it is sent in accordance with Section 15.1 of the Interest Purchase Agreement.

9. Governing Law. This Noncompetition Agreement is governed by and construed, interpreted and enforced in accordance with the Laws of the State of Delaware applicable to agreements made and to be performed entirely within such State, including all matters of enforcement, validity and performance.

10. Attorneys’ Fees. If any legal action or other proceeding is brought by any party to this Noncompetition Agreement for the enforcement or interpretation of any of the rights, obligations or provisions of this Noncompetition Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Noncompetition Agreement, the prevailing party in such action or proceeding is entitled to recover reasonable attorneys’ fees and all other costs and expenses incurred in such action or proceeding, in addition to any other relief to which it may be entitled.

11. Captions. The headings of the sections of this Noncompetition Agreement have been inserted for convenience of reference only and do not restrict or otherwise modify any of the terms or provisions of this Noncompetition Agreement.

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The parties have executed this Noncompetition Agreement on the date set forth in the introductory paragraph.

STAR GAS PARTNERS, L.P.

By:	Star Gas LLC, its general partner

	By:	/S/ IRIK P. SEVIN
	Name:	Irik P. Sevin
	Title:	Chief Executive Officer

STAR GAS LLC

By:	/S/ IRIK P. SEVIN
Name:	Irik P. Sevin
Title:	Chief Executive Officer

INERGY PROPANE, LLC

By:	/S/ JOHN J. SHERMAN
Name:	John J. Sherman
Title:	President and CEO

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